Exhibit 99.1

FOR IMMEDIATE RELEASE

DBSD NORTH AMERICA INC. FILES PRE-NEGOTIATED PLAN TO RESTRUCTURE OUTSTANDING DEBT

Reston, VA., (Business Wire) May 15, 2009 - DBSD North America, Inc. (“DBSD” or the "Company"), formerly known as ICO North America, Inc. and a subsidiary of ICO Global Communications (Holdings) Limited (ICO) (“ICO Global”) (NASDAQ:  ICOG), announced today that it has filed a voluntary petition under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York in order to complete a restructuring of its $750 million of convertible notes which are due in August 2009 (the "Notes").  The Company and ICO Global have entered into agreements with holders of approximately 57% of the Notes to implement a plan of recapitalization pursuant to which holders of the Notes would receive shares of common stock of the reorganized company representing approximately 95% of the outstanding equity and ICO Global would receive shares of common stock representing approximately 5% of the outstanding equity.  In addition, ICO Global would receive warrants to purchase at $0.01 per share up to an additional 10% of the equity which shall be exercisable upon certain valuation events.

DBSD anticipates that it will continue to operate in a business-as-usual manner during the restructuring process, subject to court approval.  ICO Global is not involved in the Chapter 11 reorganization, and its operations and other assets including its judgment against The Boeing Company are not impacted by the DBSD restructuring process.

Michael Corkery, acting chief executive officer of ICO Global and DBSD said, “After a careful evaluation of all of our alternatives, DBSD and the majority of our note holders agreed that a Chapter 11 filing is the best way to implement the restructuring of the Notes.  DBSD and its subsidiaries have made tremendous progress in the past year to lay the foundation for delivering innovative mobile satellite services.  This restructuring will allow us to significantly improve the financial position for DBSD and its subsidiaries, and will also allow DBSD to focus on maximizing the value of its capabilities and assets.”

DBSD’s principal legal advisors for the restructuring process and Chapter 11 proceedings are Kirkland and Ellis, LLP, and Davis Wright Tremaine LLP.  The Company’s financial advisor is Jefferies & Company, Inc.  UBS Securities LLC acted as financial advisor, and Milbank, Tweed, Hadley & McCloy LLP acted as principal legal advisor to the note holders supporting the restructuring.

Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding DBSD’s and ICO Global’s plans for future operations and the restructuring process.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from our expected results.  More information about risks is contained in ICO's most recent Annual Report on Form 10-K and its other filings with the U.S. Securities and Exchange Commission.  The forward-looking statements in this press release speak as of the date hereof, and ICO undertakes no obligation to revise or update any forward-looking statements for any reason.

Contact:

Christopher Doherty
ICO Global Communications
703-964-1414
christopher.doherty@ico.com
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